Plexus Announces Fiscal Third Quarter Financial Results
NEENAH, WI – July 29, 2026 - Plexus Corp. (NASDAQ: PLXS) today announced financial results for our fiscal third quarter ended July 4, 2026, and guidance for our fiscal fourth quarter ending October 3, 2026.
•Reports record fiscal third quarter 2026 revenue of $1.305 billion, GAAP operating margin of 4.7% and GAAP diluted EPS of $1.58.
•Reports fiscal third quarter 2026 non-GAAP operating margin of 6.3% and non-GAAP diluted EPS of $2.32, excluding $0.74 of stock-based compensation expense.
•Initiates fiscal fourth quarter 2026 revenue guidance of $1.330 billion to $1.380 billion with GAAP diluted EPS of $2.18 to $2.34, including $0.29 of stock-based compensation expense. Fiscal fourth quarter non-GAAP EPS guidance of $2.47 to $2.63 excludes stock-based compensation expense.

	Three Months Ended
	July 4, 2026	July 4, 2026	Oct 3, 2026
	Q3F26 Results	Q3F26 Guidance	Q4F26 Guidance
Summary GAAP Items
Revenue (in billions)	$1.305	$1.200 to $1.250	$1.330 to $1.380
Operating margin	4.7%	4.1% to 4.5%	5.5% to 5.9%
Diluted EPS	$1.58	$1.25 to $1.41	$2.18 to $2.34

Summary Non-GAAP Items (1)
Adjusted operating margin (2)	6.3%	5.9% to 6.3%	6.1% to 6.5%
Adjusted EPS (3)	$2.32	$2.02 to $2.18	$2.47 to $2.63
Return on invested capital (ROIC)	14.9%
Economic return	5.9%

(1)	Refer to Non-GAAP Supplemental Information tables for additional information regarding non-GAAP financial measures.
(2)	Excludes stock-based compensation expense of approximately 160 bps for Q3F26 results, 180 bps for Q3F26 guidance and 60 bps for Q4F26 guidance.
(3)	Excludes stock-based compensation expense, net of tax, of $0.74 for Q3F26 results, $0.77 for Q3F26 guidance and $0.29 for Q4F26 guidance.
Fiscal Third Quarter 2026 Information
•Won 31 manufacturing programs during the quarter representing $255 million in annualized revenue when fully ramped into production.
•Purchased $20.6 million of our shares at an average price of $258.75 per share under our 2026 Share Repurchase Program, leaving $21.4 million available under our existing $100.0 million authorization.

Todd Kelsey, President and Chief Executive Officer, commented, “Plexus generated record quarterly revenue in the fiscal third quarter by capturing strengthening end market demand and successfully launching numerous new programs. Fiscal third quarter revenue of $1.305 billion exceeded guidance, increasing 12% sequentially and 28% year over year. In addition, non-GAAP operating margin of 6.3% met the high end of guidance, non-GAAP EPS of $2.32 exceeded guidance and we again delivered healthy working capital efficiency.”

Mr. Kelsey added, “Our go-to-market team continued to drive strong performance with quarterly manufacturing wins of $255 million in annualized revenue. This result included significant wins for our Aerospace/Defense market sector as well as a new partnership in our Industrial market sector manufacturing a battery energy storage system for data centers. Furthermore, we expanded our funnel of qualified manufacturing opportunities to $4.5 billion, a record level, supporting the potential to sustain robust long-term revenue growth.”

David Abuhl, Senior Vice President and Chief Financial Officer, commented, “Driven by continued progress on our working capital initiatives, our cash cycle of 62 days exceeded expectations. This outstanding result is the best quarterly cash cycle performance in over five years. In support of accelerating revenue growth, we had a slight usage of free cash flow in the quarter, which was better than our expectations. While we expect to maintain cash cycle days in the low-to-mid 60s for the fiscal fourth quarter, further working capital investments are required to support our substantial revenue growth projections. As such, we now expect a usage of free cash flow for fiscal 2026 with a return to meaningful free cash flow generation in early fiscal 2027.”

Mr. Abuhl continued, “Our favorable cash cycle days, prudent capital expenditures and strong operating performance produced a return on invested capital of 14.9% in the quarter, up 110 basis points versus the prior quarter and 590 basis points above our cost of capital. This result represented the highest return in nearly five years.”

Mr. Kelsey continued, “For our fiscal fourth quarter, we forecast continued revenue growth led by strength in our Healthcare/Life Sciences and Industrial market sectors, including our semiconductor capital equipment subsector. We are guiding revenue of $1.330 to $1.380 billion, up 4% sequentially and 28% year over year at the midpoint, non-GAAP operating margin of 6.1% to 6.5% and non-GAAP EPS of $2.47 to $2.63. For fiscal 2026, we now anticipate generating in excess of 20% revenue growth due to Plexus’ success in launching numerous new programs and our market share gains combined with improved end market demand. Additionally, we expect to deliver this considerable revenue growth with greater than 6% non-GAAP operating margin and healthy working capital efficiency.”

Mr. Kelsey concluded, “Our differentiated value proposition, focused on providing unmatched quality and delivery, is resulting in robust performance for fiscal 2026 and positions Plexus for sustained, long-term momentum. We currently see the potential to generate fiscal 2027 revenue growth in excess of our 9% to 12% goal led by our Aerospace/Defense and Industrial market sectors, including our semiconductor capital equipment subsector. In addition, we anticipate delivering operating margin expansion, while continuing to make important investments in talent and technology in support of future growth.”

Quarterly Comparison	Three Months Ended
(in thousands, except EPS)	July 4, 2026	Apr 4, 2026	Jun 28, 2025
Revenue	$1,304,778	$1,163,757	$1,018,308
Gross profit	131,379	119,176	103,288
Operating income	61,260	61,837	53,608
Net income	42,993	49,809	45,116
Diluted EPS	$1.58	$1.82	$1.64

Gross margin	10.1%	10.2%	10.1%
Operating margin	4.7%	5.3%	5.3%

ROIC (1)	14.9%	13.8%	14.1%
Economic return (1)	5.9%	4.8%	5.2%

(1) Refer to Non-GAAP Supplemental Information tables for non-GAAP financial measures discussed and/or disclosed in this release, such as adjusted operating margin, adjusted net income, adjusted diluted EPS, ROIC and economic return.
Business Segment and Market Sector Revenue
Plexus measures operational performance and allocates resources on a geographic segment basis. Plexus also reports revenue based on the market sector breakout set forth in the table below, which reflects Plexus’ market sector focused strategy. Top 10 customers comprised 55% of revenue during the third quarter of fiscal 2026. This is up 1 percentage point from the second quarter of fiscal 2026 and up 7 percentage points from the third quarter of fiscal 2025.

Business Segments ($ in millions)	Three Months Ended
	July 4, 2026	Apr 4, 2026	Jun 28, 2025
Americas	$428	$397	$312
Asia-Pacific	774	652	594
Europe, Middle East and Africa	109	116	117
Elimination of inter-segment sales	(6)	(1)	(5)
Total Revenue	$1,305	$1,164	$1,018

Market Sectors ($ in millions)	Three Months Ended
	July 4, 2026		Apr 4, 2026		Jun 28, 2025
Aerospace/Defense	$233	18%	$212	18%	$183	18%
Healthcare/Life Sciences	483	37%	473	41%	420	41%
Industrial	589	45%	479	41%	415	41%
Total Revenue	$1,305		$1,164		$1,018

Non-GAAP Supplemental Information
Plexus provides non-GAAP supplemental information, such as ROIC, economic return and free cash flow, because such measures are used for internal management goals and decision-making, and because they provide management and investors with additional insight into financial performance. In addition, management uses these and other non-GAAP measures, such as adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted EPS, to provide a better understanding of core performance for purposes of period-to-period comparisons. Plexus believes that these measures are also useful to investors because they provide further insight by eliminating the effect of non-recurring items that are not reflective of continuing operations. For additional information on non-GAAP measures, please refer to the attached Non-GAAP Supplemental Information tables.

ROIC and Economic Return
ROIC for the third quarter of fiscal 2026 was 14.9%. Plexus defines ROIC as tax-effected annualized adjusted operating income divided by average invested capital over a four-quarter period for the third fiscal quarter. Invested capital is defined as equity plus debt and operating lease obligations, less cash and cash equivalents. Plexus' weighted average cost of capital for fiscal 2026 is 9.0%. ROIC for the third quarter of fiscal 2026 less Plexus’ weighted average cost of capital resulted in an economic return of 5.9%.

Free Cash Flow
Plexus defines free cash flow as cash flows provided by operations less capital expenditures. For the three months ended July 4, 2026, cash flows provided by operations was $25.9 million and capital expenditures were $26.6 million, which resulted in a usage of free cash flow of $0.7 million.

Cash Cycle Days	Three Months Ended
	July 4, 2026	Apr 4, 2026	Jun 28, 2025
Days in Accounts Receivable	56	55	59
Days in Contract Assets	13	12	13
Days in Inventory	116	120	128
Days in Accounts Payable	(76)	(74)	(72)
Days in Advanced Payments	(47)	(49)	(59)
Annualized Cash Cycle (1)	62	64	69

(1)	Plexus calculates cash cycle as the sum of days in accounts receivable, days in contract assets and days in inventory, less days in accounts payable and days in advanced payments.

Conference Call and Webcast Information

What:	Plexus Fiscal 2026 Q3 Earnings Conference Call and Webcast
When:	Thursday, July 30, 2026 at 8:30 a.m. Eastern Time
Where:
Participants are encouraged to join the live webcast at the investor relations section of the Plexus website, plexus.com. Participants can also join utilizing the links below:

Webcast link:
https://events.q4inc.com/attendee/435522461

Replay:	The webcast will be archived on the Plexus website and will be available as on-demand for 12 months
Investor and Media Contact
Shawn Harrison
+1.920.969.6325
shawn.harrison@plexus.com
About Plexus
At Plexus, we help create the products that build a better world. Driven by a passion for excellence, we partner with our customers to design, manufacture and service highly complex products in demanding regulatory environments. From life-saving medical devices and mission-critical aerospace and defense products to industrial automation systems and semiconductor capital equipment, our innovative solutions across the lifecycle of a product converge where advanced technology and human impact intersect. We provide these solutions to market-leading as well as disruptive global companies in the Aerospace/Defense, Healthcare/Life Sciences, and Industrial sectors, supported by a global team of over 20,000 members across our 27 facilities. For more information about Plexus, visit our website at www.plexus.com.
Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include the effects of tariffs, trade disputes, trade agreements and other trade protection measures; the effects of shortages, delays and price fluctuations in obtaining components as a result of economic cycles, capacity constraints, natural disasters or otherwise; the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the particular risks relative to new or recent customers, programs or services, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate engagement terms, and the lack of a track record of order volume and timing; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the lack of visibility of future orders, particularly in view of changing economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customers and deliver product on a timely basis; the risks of concentration of work for certain customers; the effects of start-up costs of new programs and facilities or the costs associated with winding down programs or the closure or consolidation of facilities; possible unexpected costs and operating disruption in transitioning programs, including transitions between Company facilities; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; the fact that customer orders may not lead to long-term relationships; our ability to manage successfully and execute a complex business model characterized by high product mix and demanding quality, regulatory, and other requirements; the outcome of litigation and regulatory investigations and proceedings, including the results of any challenges with regard to such outcomes; the ability to realize anticipated savings from restructuring or similar actions, as well as the adequacy of related charges as compared to actual expenses; risks related to information technology systems and data security; increasing regulatory and compliance requirements; any tax law changes and related foreign jurisdiction tax developments; current or potential future barriers to the repatriation of funds that are currently held outside of the United States as a result of actions taken by other countries or otherwise; the potential effects of jurisdictional results on our taxes, tax rates, and our ability to use deferred tax assets and net operating losses; the weakness of the economy regionally or globally; the effect of changes in the pricing and margins of our services; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the effects of changes in economic conditions, political conditions and regulatory matters in the United States and in the other countries in which we do business; the potential effect of other events outside our control, such as the conflict between Russia and Ukraine, conflict in the Middle East (including in Iran), escalating tensions between China and Taiwan or China and the United States, tensions in or amongst countries in which we operate or transact business; changes in energy prices, terrorism, global health epidemics and weather events; the impact of increased competition; an inability to successfully manage human capital, including succession planning for and transition of senior executives; changes in financial accounting standards; and other risks detailed herein and in our other Securities and Exchange Commission filings, particularly in Risk Factors contained in our fiscal 2025 Form 10-K.

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	Jul 4,	Jun 28,	Jul 4,	Jun 28,
	2026	2025	2026	2025
Net sales	$1,304,778	$1,018,308	$3,538,387	$2,974,600
Cost of sales	1,173,399	915,020	3,181,694	2,672,869
Gross profit	131,379	103,288	356,693	301,731
Operating expenses:
Selling and administrative expenses	70,119	49,680	179,132	147,789
Restructuring and other charges, net	—	—	—	4,683
Operating income	61,260	53,608	177,561	149,259
Other income (expense):
Interest expense	(4,089)	(2,501)	(10,399)	(9,192)
Interest income	1,463	934	3,259	3,039
Miscellaneous, net	(2,185)	(2,205)	(5,063)	(4,753)
Income before income taxes	56,449	49,836	165,358	138,353
Income tax expense	13,456	4,720	31,374	16,897
Net income	$42,993	$45,116	$133,984	$121,456
Earnings per share:
Basic	$1.61	$1.67	$5.01	$4.48
Diluted	$1.58	$1.64	$4.90	$4.39
Weighted average shares outstanding:
Basic	26,712	27,059	26,745	27,084
Diluted	27,294	27,532	27,347	27,670

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	Jul 4,	Sep 27,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$314,053	$306,464
Restricted cash	514	294
Accounts receivable	795,159	656,573
Contract assets	193,942	150,654
Inventories	1,488,391	1,229,839
Prepaid expenses and other	103,285	54,969
Total current assets	2,895,344	2,398,793
Property, plant and equipment, net	546,159	546,052
Operating lease right-of-use assets	66,560	72,863
Deferred income taxes	95,173	91,349
Other assets	30,361	28,053
Total non-current assets	738,253	738,317
Total assets	$3,633,597	$3,137,110

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and finance lease obligations	$183,814	$45,793
Accounts payable	978,899	726,597
Advanced payments from customers	602,933	575,850
Accrued salaries and wages	111,557	109,076
Other accrued liabilities	68,563	61,367
Total current liabilities	1,945,766	1,518,683
Long-term debt and finance lease obligations, net of current portion	91,644	91,987
Long-term operating lease liabilities	23,888	29,422
Deferred income taxes	7,322	6,000
Other liabilities	36,225	36,430
Total non-current liabilities	159,079	163,839
Total liabilities	2,104,845	1,682,522
Shareholders’ equity:
Common stock	549	547
Additional paid-in-capital	710,372	695,653
Common stock held in treasury	(1,319,506)	(1,255,451)
Retained earnings	2,130,012	1,996,028
Accumulated other comprehensive income	7,325	17,811
Total shareholders’ equity	1,528,752	1,454,588
Total liabilities and shareholders’ equity	$3,633,597	$3,137,110

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	Jul 4,	Jun 28,
	2026	2025
Cash flows from operating activities
Net income	$133,984	$121,456
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	57,357	58,509
Share-based compensation expense and related charges	36,820	22,466
Other, net	(211)	(8,381)
Changes in operating assets and liabilities, excluding impacts of currency:
Accounts receivable	(140,201)	(37,265)
Contract assets	(43,250)	(24,090)
Inventories	(259,911)	37,543
Other current and non-current assets	(47,874)	(1,262)
Accrued income taxes payable	(3,930)	(13,361)
Accounts payable	271,371	88,902
Advanced payments from customers	27,444	(118,276)
Other current and non-current liabilities	7,389	(9,028)
Cash flows provided by operating activities	38,988	117,213
Cash flows from investing activities
Payments for property, plant and equipment	(74,312)	(60,441)
Other, net	(258)	(412)
Cash flows used in investing activities	(74,570)	(60,853)
Cash flows from financing activities
Borrowings under debt agreements	605,500	293,500
Payments on debt and finance lease obligations	(476,674)	(402,875)
Debt issuance costs	(1,108)	—
Repurchases of common stock	(64,055)	(43,807)
Payments related to tax withholding for share-based compensation	(21,473)	(15,100)
Cash flows provided by (used in) financing activities	42,190	(168,282)
Effect of exchange rate changes on cash and cash equivalents	1,201	2,077
Net increase (decrease) in cash and cash equivalents and restricted cash	7,809	(109,845)
Cash and cash equivalents and restricted cash:
Beginning of period	306,758	347,462
End of period	$314,567	$237,617

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 1
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	Jul 4,	Apr 4,	Jun 28,	Jul 4,	Jun 28,
	2026	2026	2025	2026	2025
Operating income, as reported	$61,260	$61,837	$53,608	$177,561	$149,259
Operating margin, as reported	4.7%	5.3%	5.3%	5.0%	5.0%

Non-GAAP adjustments:
Restructuring costs (1)	—	—	—	—	4,683
Stock-based compensation (2)	21,137	7,922	7,691	36,824	21,813
Non-GAAP operating income	$82,397	$69,759	$61,299	$214,385	$175,755
Non-GAAP operating margin	6.3%	6.0%	6.0%	6.1%	5.9%

Net income, as reported	$42,993	$49,809	$45,116	$133,984	$121,456

Non-GAAP adjustments:
Restructuring costs, net of tax (1)	—	—	—	—	4,191
Stock-based compensation, net of tax (2)	20,337	6,055	7,307	33,769	20,722
Adjusted net income	$63,330	$55,864	$52,423	$167,753	$146,369

Diluted earnings per share, as reported	$1.58	$1.82	$1.64	$4.90	$4.39

Non-GAAP per share adjustments:
Restructuring costs, net of tax (1)	—	—	—	—	0.15
Stock-based compensation, net of tax (2)	0.74	0.23	0.26	1.23	0.75
Adjusted diluted earnings per share	$2.32	$2.05	$1.90	$6.13	$5.29

(1)
During the nine months ended June 28, 2025, restructuring costs of $4.7 million, or $4.2 million net of taxes, were incurred primarily for employee severance costs associated with a reduction in the Company’s workforce in the EMEA and AMER regions.

(2)
During the three and nine months ended July 4, 2026, $12.9 million, or $12.5 million net of taxes ($0.46 per diluted share), of accelerated stock-based compensation expense was recorded in selling and administrative expenses in the accompanying Condensed Consolidated Statements of Operations as a result of previously announced executive retirement agreements.

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 2
(in thousands)
(unaudited)

ROIC and Economic Return Calculations	Nine Months Ended		Six Months Ended		Nine Months Ended
	Jul 4,		Apr 4,		Jun 28,
	2026		2026		2025
Operating income, as reported		$177,561		$116,301		$149,259
Restructuring and other charges, net		—		—		4,683
Accelerated stock-based compensation (1)	+	12,940	+	—	+	—
Adjusted operating income		$190,501		$116,301		$153,942
	÷	3	x	2	÷	3
		$63,500				$51,314
	x	4			x	4
Adjusted annualized operating income		$254,000		$232,602		$205,256
Adjusted effective tax rate	x	16%	x	17%	x	11%
Tax impact		40,640		39,542		22,578
Adjusted operating income (tax-effected)		$213,360		$193,060		$182,678

Average invested capital	÷	$1,431,266	÷	$1,401,134	÷	$1,298,575
ROIC		14.9%		13.8%		14.1%
Weighted average cost of capital	-	9.0%	-	9.0%	-	8.9%
Economic return		5.9%		4.8%		5.2%

Average Invested Capital Calculations	Jul 4,	Apr 4,	Jan 3,	Sep 27,
	2026	2026	2026	2025
Equity	$1,528,752	$1,489,800	$1,481,063	$1,454,588
Plus:
Debt and finance lease obligations - current	183,814	143,112	66,837	45,793
Operating lease obligations - current (2)	7,616	7,758	7,943	8,253
Debt and finance lease obligations - long-term	91,644	91,034	91,139	91,987
Operating lease obligations - long-term	23,888	25,769	27,327	29,422
Less: Cash and cash equivalents	(314,053)	(303,133)	(248,825)	(306,464)
	$1,521,661	$1,454,340	$1,425,484	$1,323,579

Average Invested Capital Calculations	Jun 28,	Mar 29,	Dec 28,	Sep 28,
	2025	2025	2024	2024
Equity	$1,419,085	$1,351,675	$1,319,069	$1,324,825
Plus:
Debt and finance lease obligations - current	50,678	121,014	121,977	157,325
Operating lease obligations - current (2)	8,470	9,968	14,875	14,697
Debt and finance lease obligations - long-term	92,215	88,761	88,728	89,993
Operating lease obligations - long-term	31,192	32,720	35,124	32,275
Less: Cash and cash equivalents	(237,567)	(310,531)	(317,161)	(345,109)
	$1,364,073	$1,293,607	$1,262,612	$1,274,006

(1)
During the three and nine months ended July 4, 2026, $12.9 million of accelerated stock-based compensation expense was recorded in selling and administrative expenses in the accompanying Condensed Consolidated Statements of Operations as a result of previously announced executive retirement agreements.

(2)	Included in other accrued liabilities on the Condensed Consolidated Balance Sheets.